Exhibit 4.11

English Translation of Agreement on Consulting Services for Enterprise Financing

This Agreement on Consulting Services for Enterprise Financing (hereinafter referred to as “this Agreement”) was signed by the following two parties on April 16, 2021:

Party A: TAOPING INC.

Address: Floor 21, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen

Party B: Shenzhen Jinfuze Industrial Co., Ltd.

Address: Room 1603, Block B, Shengtingyuan Hotel, No.4002 Huaqiang North Road, Futian District, Shenzhen

Party A and Party B are collectively referred to as “both parties” and individually referred to as “either party” in the Agreement.

Whereas:

1. Party A is a company with shares listed on NASDAQ in US with the trading symbol of [TAOP].

2. Party B is a financing platform with professional and rich financial resources.

3. Party A intends to reach this financing services agreement with Party B on the company’s financing issues. Through friendly negotiation, both parties agree as follows:

I. Cooperation Objectives

1.1 Party A designates Party B as the special financing services consultant. Party B will try its best to assist Party A to reach the financing target as soon as possible.

1.2. The Agreement shall become effective on the date of signing by both parties and shall be valid for [12 months]. Upon expiration of this Agreement, both parties may renew this Agreement through negotiation according to the implementation.

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II. Service Remuneration

2.1 Upon negotiation of both parties, Party A shall issue the TAOP Warrant to Party B or its designated company or person in accordance with the following standards so as to realize deep cooperation:

During the validity period of the Agreement, Party A shall issue the Taoping Inc. (NASDAQ: TAOP) Warrants to purchase up to [450,000 ordinary shares] to Party B. Such warrants shall be valid within [12 months] from the date of issuance, and shall automatically become invalid if it is not exercised within the term.

The warrants to purchase up to [450,000 TAOP ordinary shares] shall be issued within [5 working days] after the signing of this Agreement, and the exercise price is USD[6.30] /share;

Party B shall exercise the warrants in cash, and the TAOP ordinary shares issued upon exercise can be publicly traded only upon meeting certain holding period requirement in accordance with Rule 144 of the U.S. Securities Law of 1933, as amended.

2.2 The total financing demand of Party A is RMB [100 million], and the financing scope includes Party A and its related subsidiaries.

III. Service Plan of Financing Consultant

3.1 Put forward appropriate financing plan according to the needs of Party A.

Party B has full authority to require Party A to cooperate in investigating the basic information and provide appropriate financing plan within 30 days after the signing of this agreement.

3.2. Provide various financing methods, and introduce relevant investment institutions to negotiate with Party A about investing in Party A.

Party B shall provide Party A with different forms and types of financing methods, including but not limited to bank financing, equity investment, bonds, etc., and introduce the investment institutions corresponding to the financing methods to Party A when the financing services plan is delivered.

3.3 If the investment institution introduced by Party B intends to respond to the financing needs of Party A, Party B has the obligation to facility the investment and help Party A and the investment institution finally reach the agreement.

Party B has the obligation to held Party A and the investment institution reach an agreement. For the contents required by both parties, Party B has the obligation to try its best to coordinate and communicate with each other, and Party B has the obligation to assist Party A to complete the relevant materials required by the investment institution.

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3.4 The investment institutions (individuals) introduced by Party B shall not be investors residing in the United States or otherwise result in the violation of US securities laws and regulations.

IV. Mutual Reporting

4.1 Party A shall make all reasonable efforts to provide all relevant true information to Party B and make every reasonable effort to ensure such information is true, accurate and complete.

4.2 Both parties shall arrange a direct contact person to be responsible for information exchange and implementation feedback.

V. Confidentiality

5.1 The Agreement and the matters contained herein are confidential information and shall not be disclosed by either party unless required by relevant laws, administrative regulations and competent authorities.

5.2 Party A / Party B shall undertake the liability for compensation and other liabilities for losses actually caused to Party B / Party A by its violation of the above provisions.

VI. Liability for Breach of the Agreement

6.1 Any breach by either party of its obligations under the Agreement shall constitute a breach of the Agreement. The breaching party shall immediately cease such breach upon receipt of a written notice from the non-breaching party on correction of such breach, and shall be liable for all economic losses caused to the non-breaching party by its breach.

6.2 Party A shall be entitled to terminate the Agreement and request Party B to make payment of liquidated damages if Party B fails to perform its obligations hereunder and still refuses to perform after being urged by Party A. The specific amount of liquidated damages shall be determined depending on the liability for breach of the Agreement and the loss for breach of the Agreement. The upper limit of liquidated damages shall be the full proceeds obtained by Party B through the Agreement, including but not limited to the Warrant. If Party B has not exercised the Warrant, Party A shall be entitled to revoke the Warrant issued to Party B for the unexercised portion.

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6.3 Both parties may modify and supplement the Agreement in written form through negotiation. In addition, neither party shall modify the Agreement without authorization; otherwise, it shall bear the corresponding liability for breach of the Agreement.

VII. Application of Laws and Resolution of Disputes

7.1 This Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

7.2 Both parties shall make every reasonable effort to resolve any disputes arising from or in connection with the Agreement through friendly negotiation. If such dispute cannot be resolved through negotiation within sixty (60) days from the date when either party issues a notice to the other party, such dispute shall be submitted to Shenzhen Court of International Arbitration for arbitration.

VIII. Others

8.1. The Agreement shall come into force after being signed and sealed by both parties.

8.2 The Agreement is made in duplicate, one for each party, both of which have the equal legal effect.

(No text below)

Party A:

Signature of Authorized Representative:

Party B:

Signature of Authorized Representative:

Date of Signing: April 16, 2021

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